EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about March 8, 2013 pertaining to the Cadence Pharmaceuticals, Inc. 2006 Equity Incentive Plan of our reports dated March 8, 2013, with respect to the financial statements of Cadence Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Cadence Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 8, 2013